Exhibit 10.3

TELADOC HEALTH, INC. LEVEL 14 SEVERANCE PLAN

The Company has adopted this Level 14 Severance Plan (the “Plan”) for the benefit of certain management and highly compensated employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.

SECTION 1.                  DEFINITIONS. As hereinafter used:

1.1         “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2         “Base Salary” means an Eligible Employee’s base salary at the rate in effect on the date of such Eligible Employee’s Qualifying Termination (disregarding any decrease in such base salary that constitutes a Good Reason event).

1.3         “Board” means the Board of Directors of the Company.

1.4         “Cause” shall mean any of the following: (i) an Eligible Employee’s breach of his or her duty of loyalty to the Company or an Eligible Employee’s willful breach of his or her duty of care to the Company; (ii) an Eligible Employee’s material failure or refusal to comply with reasonable written policies, standards and regulations established by the Board from time to time which failure or refusal, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such failure or refusal from the Board; (iii) an Eligible Employee’s commission of a felony, an act of theft, embezzlement or misappropriation of funds or the property of the Company or its subsidiaries of material value or an act of fraud involving the Company or its subsidiaries; (iv) an Eligible Employee’s willful misconduct or gross negligence which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; (v) an Eligible Employee’s material violation of the Company’s Code of Business Conduct and Ethics (or similar written policies concerning ethical behavior) or written policies concerning harassment or discrimination; or (vi) any material breach by an Eligible Employee of the provisions of the Confidentiality Agreement or a material provision of this Plan.

1.5         “Change of Control” shall mean (i) any transaction or series of related transactions resulting in the consummation of a merger, combination, consolidation or other reorganization of the Company with or into any third party, other than any such merger, combination, consolidation or reorganization following which the holders of capital stock of the Company immediately prior to such merger, combination, consolidation or reorganization continue to hold, solely in respect of their interests in the Company’s capital stock immediately prior to such merger, combination, consolidation or reorganization, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the Company or the surviving or acquiring entity; (ii) any transaction or series of related transactions resulting in the consummation of the sale, lease, exclusive or irrevocable licensing or other transfer of all or substantially all of the assets of the Company to a third party, other than any such sale, lease, exclusive or irrevocable licensing or transfer following which the holders of capital stock of the Company immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer continue to hold, solely in respect of their interests in the Company’s capital stock immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the acquiring entity; or (iii) any transaction or series of related transactions resulting in the transfer or issuance, whether by merger, combination, consolidation or otherwise, of Company securities to a person or group if, after such transfer or issuance, such person or group would hold fifty-five percent (55%) of the voting power of the outstanding capital stock of the Company; provided that, with respect to any payments or benefits payable to an Eligible Employee pursuant to this Plan that may be considered deferred compensation under Section 409A of the Code (“Section 409A”), the transaction or event described in clause (i), (ii) or (iii) shall only constitute a Change of Control for purposes of this Agreement if such transaction or event also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.6         “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

1.7         “Confidentiality Agreement” shall mean any Employee Confidentiality and Proprietary Rights Agreement (or similar agreement concerning confidentiality) between the Company and an Eligible Employee.

1.8         “Committee” means the Compensation Committee of the Board.

1.9         “Company” means Teladoc Health, Inc. and any successors thereto and, where the context requires, its subsidiaries.

1.10     “Effective Date” shall mean June 1, 2023.

1.11     “Eligible Employee” means any full-time employee of the Company or any Affiliate at the employment level of fourteen (14) or above, as designated by the Company’s Human Resources department, who is not otherwise entitled to any severance pay or benefits or prior notice of employment termination (or pay in lieu of such prior notice) under any binding contract or agreement with the Company or its Affiliate (except as otherwise expressly provided therein).

1.12     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13     “Good Reason” shall mean the occurrence of any of the following events or conditions without an Eligible Employee’s written consent: (i) a material diminution in such Eligible Employee’s base salary or target annual bonus level; (ii) a material diminution in such Eligible Employee’s authority, duties or responsibilities, other than as a result of a Change of Control immediately after which such Eligible Employee holds a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent with respect to the Company’s business as such Eligible Employee held immediately prior to such Change of Control; (iii) a change in the geographic location of such Eligible Employee’s principal place of employment to any location that is more than seventy-five (75) miles from the location immediately prior to such change; or (iv) the failure of the Company to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume this Plan; provided that an Eligible Employee must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within sixty (60) days of the occurrence of such event and such event or condition must remain uncured for thirty (30) days following the Company’s receipt of such written notice. Any voluntary termination for “Good Reason” following such 30-day cure period must occur no later than the date that is thirty (30) days following the expiration of the Company’s cure period.

1.14     “Qualifying Termination” means (i) a termination by an Eligible Employee of his or her employment with the Company for Good Reason or (ii) a termination by the Company of an Eligible Employee’s employment with the Company without Cause.

1.15     “Plan” means the Teladoc Health, Inc. Level 14 Severance Plan, as set forth herein, as it may be amended from time to time.

1.16     “Plan Administrator” means the Committee, or such other person or persons appointed from time to time by the Committee to administer the Plan.

1.17     “Target Bonus Amount” means an Eligible Employee’s target annual bonus amount in effect at the time of such Eligible Employee’s Qualifying Termination (disregarding any decrease in such target annual bonus amount that constitutes a Good Reason event).

SECTION 2.                  SEVERANCE BENEFITS

2.1         Severance Upon a Qualifying Termination. Subject to the terms of the Plan, if an Eligible Employee has a Qualifying Termination that does not occur on the date of or within twelve (12) months following a Change of Control, then subject to (x) the requirements of this Section 2, (y) such Eligible Employee’s continued compliance with the terms of the Confidentiality Agreement and (z) the terms of Section 7, such Eligible Employee shall be entitled to receive the following payments and benefits:

(a) The Company shall pay to such Eligible Employee (i) his or her fully earned but unpaid base salary through the date of such Eligible Employee’s Qualifying Termination, (ii) any accrued but unpaid paid time off and (iii) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which such Eligible Employee may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, the “Accrued Rights”);

(b) Such Eligible Employee shall receive continued payment of the Base Salary for a period of six (6) months following the termination date (the “Salary Severance Period”) in accordance with the Company’s ordinary payroll practices;

(c) The Company will pay such Eligible Employee the amount of any earned but unpaid annual bonus for the year immediately prior to the year in which such Eligible Employee’s Qualifying Termination occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than December 31 of the year in which such Eligible Employee’s Qualifying Termination occurs;

(d) If such Eligible Employee timely elects continued coverage under COBRA for him or herself and his or her covered dependents under the Company’s group health (medical, dental or vision) plans following such Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue such Eligible Employee’s and his or her covered dependents’ health insurance coverage in effect on the termination date until the earliest of (i) six (6) months following the effective date of such Qualifying Termination (the “COBRA Severance Period”), (ii) the date when such Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and such Eligible Employee agrees to promptly notify the Company of such eligibility) and (iii) the date such Eligible Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Qualifying Termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on such Eligible Employee’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2.1(d), the Company shall pay such Eligible Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to such Eligible Employee’s payment of COBRA premiums; and

(e) All unvested equity or equity-based awards granted to such Eligible Employee under any equity compensation plans of the Company that were scheduled to vest within six (6) months after the date of such Eligible Employee’s termination or resignation shall become immediately vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent the performance conditions are satisfied during such six-month period (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by Company employees in the context of a Change of Control or other corporate transaction).

2.2         Severance Upon Qualifying Termination Occurring Within 12 Months Following a Change of Control. If an Eligible Employee has a Qualifying Termination that occurs on the date of or within twelve (12) months following a Change of Control, then subject to (x) the requirements of this Section 2, (y) such Eligible Employee’s continued compliance with the terms of the Confidentiality Agreement and (z) the terms of Section 7, such Eligible Employee shall be entitled to receive the payments and benefits described in Section 2.1 above; provided that: (a) the Salary Severance Period shall be increased to nine (9) months; (b) the COBRA Severance Period shall be increased to nine (9) months; (c) the Company shall pay such Eligible Employee an additional amount equal to seventy-five percent (75%) of the Target Bonus Amount, payable in a lump sum on the Company’s first ordinary payroll date occurring after the effective date of such Eligible Employee’s Qualifying Termination; and (d) in lieu of the treatment set forth in Section 2.1(e) above, all unvested equity or equity-based awards granted to such Eligible Employee under any equity compensation plans of the Company shall become immediately vested as to time and any such awards that are subject to performance-based vesting will remain eligible to vest to the extent the performance conditions are thereafter satisfied (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by Company employees in the context of a Change of Control or other corporate transaction).

2.3         Other Terminations. Upon an Eligible Employee’s termination of employment for any reason other than as set forth in Section 2.1 and Section 2.2, the Company shall pay to such Eligible Employee the Accrued Rights and shall have no other or further obligations to such Eligible Employee under this Plan. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

2.4         Release. As a condition to an Eligible Employee’s receipt of any amounts set forth in Section 2.1 or Section 2.2 other than the Accrued Rights, such Eligible Employee shall, within the sixty (60) day period following the date of such Eligible Employee’s Qualifying Termination, deliver (without revoking) prior to receipt of such severance benefits, an effective, general release of claims in favor of the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in a form acceptable to the Company or its successor, such form to contain a reaffirmation of the Confidentiality Agreement, a promise not to disparage the Company, its business, or its employees, officers, directors or stockholders, and any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between such Eligible Employee and the Company. The form of the general release will be provided to such Eligible Employee not later than five (5) days following the date of such Eligible Employee’s Qualifying Termination.

SECTION 3.                  PLAN ADMINISTRATION.

3.1         The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2         The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3         The Plan Administrator is empowered to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 4.                  CLAIM FOR BENEFITS AND APPEALS PROCESS.

4.1         Submission and non-revocation of the Release, as specified above in Section 2.4, is a precondition to benefits eligibility, even when designated as an Eligible Employee. The Release shall be provided to an Eligible Employee no later than five (5) days following the Separation Date, and must be executed and delivered as set forth in the Release within 60 days from the Separation Date.

4.2         If you do not receive benefits under this Plan for which you believe you are eligible, you may contact the Company in writing by sending your claim for benefit entitlement to [                         ], and the Company will review your claim. If your application is denied in whole, or in part (for example, the Company believes that you are not an Eligible Employee, you were eligible but submitted an altered Release, or you otherwise failed to properly execute a release), the Company will notify you within 90 days after the Company receives the written claim unless special circumstances (as determined by the Company in its sole discretion) require an extension of time of up to an additional 90 days for processing the claim. Where possible, if such an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the end of the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Company expects to render its decision on the claim for benefits. If a written denial notice is not furnished within the 90-day (or extended 180-day period), the claim will be deemed denied.

4.3         If you wish to appeal the denial of your claim, you (or your duly authorized representative) may apply in writing to the Company for a review of the decision denying the claim. Your appeal should be in writing, signed and submitted to [ ] and specify the basis for your appeal and explain why the Company’s initial determination should be revised. You then will have the right to have a qualified person represent you, review pertinent documents, and to submit issues and comments in writing. The Company (or its designee) will provide written notice of his or her decision on review within sixty (60) days after he or she receives a review request.

4.4         In the event that a Participant’s claim for benefits under the Plan is denied initially, or denied on review, in whole or in part, the written notice of the denial shall provide the following information:

(a) specific reasons for the denial;

(b) specific references to the pertinent Plan provisions on which the denial is based;

(c) a description of any additional information necessary for the Participant to perfect his or her claim and an explanation of why such information is necessary; and

(d) a description of the Plan’s claims and appeal procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following a final adverse benefits determination.

SECTION 5.                  PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Board at any time; provided, however, that during the one-year period following a Change of Control, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee. For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator to cause an Eligible Employee to no longer be designated as an Eligible Employee or to decrease the benefits under the Plan for which an Eligible Employee is eligible, and (b) any amendment to this Section 4 following the occurrence of a Change of Control shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION 6.                  Condition to Severance Obligations.

The Company shall be entitled to cease all severance payments and benefits to an Eligible Employee in the event of such Eligible Employee’s breach of any of the provisions of the Confidentiality Agreement or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between such Eligible Employee and the Company, which other covenants are hereby incorporated by reference into this Plan.

SECTION 7.                  GENERAL PROVISIONS.

7.1         Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

7.2         If the Company or any subsidiary thereof is obligated by law to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced (including to zero) by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period. For the avoidance of doubt, the severance pay hereunder shall not be duplicative of severance pay, termination indemnity, notice pay, compensation received during any Notice Period or the like, as applicable, payable under applicable law.

7.3         Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted. Nothing in this Plan will prevent or limit an Eligible Employee’s continuing or future participation in any plan, contract, agreement, practice, policy or program provided by the Company or any Affiliate thereof for which the Eligible Employee may qualify (an “Other Arrangement”), nor will anything in this Plan limit or otherwise affect any rights the Eligible Employee may have under any Other Arrangement with the Company or any Affiliate thereof, provided that the benefits received under this Plan and an Other Arrangement shall not be duplicative.

7.4         If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

7.5         This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

7.6         The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

7.7         The Plan shall not be funded, and no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

7.8         Any notice or other communication required or permitted pursuant to the terms hereof shall be provided in writing and shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

7.9         This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

7.10     The Company and any of its Affiliates may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

7.11     The Plan, as an unfunded “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, maintained primarily for the benefit of a select group of management or highly compensated employees, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). Accordingly, the Plan is a welfare plan under Section 3(1) of ERISA and under 29 C.F.R. §2520.104-24.

7.12     The provisions of the Plan shall apply to Eligible Employees outside the United States, provided, however, that the Plan Administrator may make such changes to the terms of the Plan (A) to the extent necessary to comply with applicable local law and (B) to reduce the amounts payable hereunder to the extent of any statutory or other severance due to the Eligible Employee in the applicable jurisdiction.

7.13     Section 409A.

(a) The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Plan Administrator determines that any amounts payable hereunder will be immediately taxable to any Eligible Employee under Section 409A, the Plan Administrator may (without any obligation to do so or to indemnify the Eligible Employee for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

(b) Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan upon an Eligible Employee’s termination of employment shall be payable only upon the Eligible Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 60th day following the Eligible Employee’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to an Eligible Employee during the sixty (60) day period immediately following the Eligible Employee’s Separation from Service but for the preceding sentence shall be paid to the Eligible Employee on the First Payment Date and the remaining payments shall be made as provided in this Plan.

(c) Notwithstanding any provision of this Plan to the contrary, if an Eligible Employee is deemed by the Company at the time of the Eligible Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Eligible Employee is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Eligible Employee’s benefits will not be provided to the Eligible Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Eligible Employee’s Separation from Service or (ii) the date of the Eligible Employee’s death. As promptly as possible following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to an Eligible Employee (or the Eligible Employee’s estate), and any remaining payments due to the Eligible Employee under this Plan will be paid as otherwise provided herein.

(d) An Eligible Employee’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

7.14     Section 280G.

(a) Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of an Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan (all such payments and benefits, including the payments and benefits under Section 2.1 or Section 2.2 of the Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in subsection (b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, and (iii) reduction of any payments or benefits otherwise payable to the Eligible Employee on a pro-rata basis or such other manner that complies with Section 409A; provided, in the case of clauses (ii) and (iii), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c) All determinations regarding the application of this Section 7.14 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 7.14, the excess amount shall be returned promptly by the Eligible Employee to the Company.